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                                                                     EXHIBIT 99


                                   CONTACT:               Anthony Lembo
                                                          President, COO, CFO
                                                          Dataflex Corporation
FOR IMMEDIATE RELEASE                                     (813) 562-2200


Wednesday, October 29, 1997

                  DATAFLEX CORPORATION ANNOUNCES NEGOTIATIONS





         Dataflex Corporation (NASDAQ: DFLX) announced today that it is engaged in discussions regarding a possible strategic combination. Dataflex declined to identify the other parties to the discussions. Dataflex stated that no agreement has been reached, that there was no assurances that an agreement would be reached and that it will have no further comment unless and until a definitive agreement is reached.

         Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the Company's industry and in the general economy; competitive factors, risks due to shifts in market demand; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

         Dataflex provides computer products and services to corporations and government organizations through its centralized, Telesales facility in Clearwater, Florida. In addition, Dataflex maintains offices in Orlando, Miami and Tallahassee, Florida and Atlanta, Georgia. Dataflex offers systems integration consulting, temporary technical personnel placement through its FlexStaff program, customized technical training, project implementation services and hardware and software product acquisition.